                                                                   EXHIBIT 20.2


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Dundee Mills, Incorporated

     We have audited the accompanying balance sheets of Dundee Mills, Incorporated as of August 31, 1993 and 1994, and the related statements of stockholders' equity, operations, and cash flows for each of the three years in the period ended August 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dundee Mills, Incorporated at August 31, 1993 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 5 to the financial statements, in 1994 the Company changed its method of accounting for income taxes.

                                               /s/  ERNST & YOUNG LLP
                                                    ERNST & YOUNG LLP

Atlanta, Georgia
October 7, 1994,
  except for Note 9, as
  to which the date is
  February 6, 1995

                           DUNDEE MILLS, INCORPORATED

                                 BALANCE SHEETS

                                                                          AUGUST 31,
                                                               ---------------------------------
                                                                    1993              1994
                                                               ---------------   ---------------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $  2,495,268.68   $  6,533,690.46
  Trade accounts receivable, less allowance for doubtful
     accounts of $100,000.00 in 1993 and in 1994.............    45,357,408.89     49,943,523.66
  Inventories (Note 2):
     Finished and greige goods...............................    50,657,859.36     38,239,796.55
     Stock in process........................................     3,289,606.46      2,762,933.08
     Raw materials...........................................     2,587,268.91      1,553,286.33
     Supplies and noncloth inventory items...................     4,304,435.83      4,171,561.33
                                                               ---------------   ---------------
                                                                 60,839,170.56     46,727,577.29
  Refundable income taxes....................................       401,974.64        822,511.46
  Other current assets.......................................       922,498.81        896,944.09
                                                               ---------------   ---------------
Total current assets.........................................   110,016,321.58    104,924,246.96
Property, plant, and equipment on the basis of cost (Note 4):
  Land.......................................................     1,829,689.38      1,680,124.35
  Buildings and improvements.................................    50,594,087.41     51,091,820.45
  Machinery and equipment....................................    61,775,953.75     64,168,257.08
  Furniture and fixtures.....................................     3,558,988.59      3,522,591.26
                                                               ---------------   ---------------
                                                                117,758,719.13    120,462,793.14
  Less allowances for depreciation and amortization..........    56,002,044.00     61,832,495.00
                                                               ---------------   ---------------
Total property, plant and equipment..........................    61,756,675.13     58,630,298.14
Other assets (Note 3)........................................     2,622,490.64      3,594,331.24
Deferred income taxes (Note 5)...............................               --        723,333.00
Intangibles..................................................     1,166,267.82      1,134,532.82
                                                               ---------------   ---------------
                                                               $175,561,755.17   $169,006,742.16
                                                                ==============    ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.....................................  $  6,391,686.52   $  7,976,235.18
  Salaries, wages and commissions............................     2,130,016.92      2,329,155.57
  Withholding and payroll taxes..............................     1,204,916.66      1,141,346.48
  Employees' savings accounts................................       582,117.85        534,948.07
  Deferred income taxes (Note 5).............................               --        338,054.00
  Local taxes................................................       533,866.21        482,498.61
  Other liabilities..........................................     1,305,125.92      1,194,100.75
  Current portion of long-term debt (Note 4).................     9,445,000.00      8,200,000.00
                                                               ---------------   ---------------
Total current liabilities....................................    21,592,730.08     22,196,338.66
Long-term debt, less current portion (Note 4)................    28,670,000.00     23,715,000.00
Deferred income taxes (Note 5)...............................       217,000.00                --
Supplemental executive retirement plan liability (Note 6)....     1,157,520.00      2,359,557.00
Stockholders' equity:
  Common stock, par value $25.00 a share:
     Authorized -- 200,000 shares; 46,946 shares issued in
       1993, 46,775 shares issued in 1994....................     1,173,650.00      1,169,375.00
  Retained earnings..........................................   122,750,855.09    119,566,471.50
                                                               ---------------   ---------------
                                                                123,924,505.09    120,735,846.50
                                                               ---------------   ---------------
                                                               $175,561,755.17   $169,006,742.16
                                                                ==============    ==============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    COMMON          RETAINED
                                                     STOCK          EARNINGS            TOTAL
                                                 -------------   ---------------   ---------------
Balance at September 1, 1991...................  $1,200,000.00   $120,216,993.39   $121,416,993.39
  Net income...................................             --      6,452,497.45      6,452,497.45
  Cash dividends ($30 per share)...............             --     (1,411,665.00)    (1,411,665.00)
  Purchase of common stock.....................     (29,375.00)    (2,128,615.00)    (2,157,990.00)
                                                 -------------   ---------------   ---------------
Balance at August 31, 1992.....................   1,170,625.00    123,129,210.84    124,299,835.84
  Net income...................................             --        869,567.25        869,567.25
  Cash dividends ($30 per share)...............             --     (1,405,448.00)    (1,405,448.00)
  Purchase of common stock.....................      (7,200.00)      (445,750.00)      (452,950.00)
  Sale of common stock.........................      10,225.00        603,275.00        613,500.00
                                                 -------------   ---------------   ---------------
Balance at August 31, 1993.....................   1,173,650.00    122,750,855.09    123,924,505.09
  Net loss.....................................             --     (1,500,651.59)    (1,500,651.59)
  Cash dividends ($30 per share)...............             --     (1,406,307.00)    (1,406,307.00)
  Purchase of common stock.....................     (12,525.00)      (813,675.00)      (826,200.00)
  Sale of common stock.........................       8,250.00        536,250.00        544,500.00
                                                 -------------   ---------------   ---------------
Balance at August 31, 1994.....................  $1,169,375.00   $119,566,471.50   $120,735,846.50
                                                  ============   ==============    ==============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED AUGUST 31,
                                       -----------------------------------------------------------
                                            1992                  1993                  1994
                                       ---------------       ---------------       ---------------
Net sales............................  $247,728,410.96       $263,362,974.73       $266,813,950.08
Cost of goods sold...................   204,490,367.06        228,522,047.06        234,826,693.41
                                       ---------------       ---------------       ---------------
                                         43,238,043.90         34,840,927.67         31,987,256.67
Expenses:
  Selling............................    13,601,205.24         14,040,155.50         14,266,890.75
  General and administrative.........    13,928,773.31         15,054,508.25         15,499,209.91
                                       ---------------       ---------------       ---------------
                                         27,529,978.55         29,094,663.75         29,766,100.66
                                       ---------------       ---------------       ---------------
                                         15,708,065.35          5,746,263.92          2,221,156.01
Other income.........................     1,245,071.54          1,411,608.65            679,376.50
                                       ---------------       ---------------       ---------------
                                         16,953,136.89          7,157,872.57          2,900,532.51
Other deductions:
  Interest...........................     2,839,752.79          2,341,570.42          1,785,305.21
  Other..............................     3,672,886.65          3,301,734.90          3,011,366.89
                                       ---------------       ---------------       ---------------
                                          6,512,639.44          5,643,305.32          4,796,672.10
                                       ---------------       ---------------       ---------------
Income (loss) before income taxes and
  cumulative effect of accounting
  change.............................    10,440,497.45          1,514,567.25         (1,896,139.59)
Income taxes (credit) (Note 5).......     3,988,000.00            645,000.00           (588,696.00)
                                       ---------------       ---------------       ---------------
Income (loss) before cumulative
  effect of accounting change........     6,452,497.45            869,567.25         (1,307,443.59)
Cumulative effect of
  accounting change (Note 5).........               --                    --           (193,208.00)
                                       ---------------       ---------------       ---------------
Net income (loss)....................  $  6,452,497.45       $    869,567.25       $ (1,500,651.59)
                                        ==============        ==============        ==============
Weighted average number of shares
  outstanding........................           46,927                46,751                46,895
                                        ==============        ==============        ==============
Per share data:
  Income (loss) before cumulative
     effect of accounting change.....  $        137.50       $         18.60       $        (27.88)
  Cumulative effect of accounting
     change..........................               --                    --                 (4.12)
                                       ---------------       ---------------       ---------------
Net income (loss) per common share...  $        137.50       $         18.60       $        (32.00)
                                        ==============        ==============        ==============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED AUGUST 31,
                                             -----------------------------------------------------
                                                  1992               1993               1994
                                             --------------     --------------     ---------------
OPERATING ACTIVITIES
Net income (loss)..........................  $ 6,452,497.45     $   869,567.25     $ (1,500,651.59)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Cumulative effect of accounting change...              --                 --          193,208.00
  Depreciation and amortization............   12,969,248.00      12,628,976.50       11,418,045.00
  Other noncash charges....................      306,740.00                 --                  --
  Provision for deferred income taxes......     (226,000.00)       (762,000.00)      (1,390,593.00)
  Gain on sale of property, plant
     and equipment.........................     (681,194.37)                --                  --
  Changes in operating assets and
     liabilities:
     Trade accounts receivable.............     (923,848.69)         14,813.59       (4,586,114.77)
     Inventories...........................  (10,707,980.75)        530,613.78       14,111,593.27
     Refundable income taxes...............      472,266.40        (401,974.64)        (182,110.82)
     Other current assets..................      667,380.51         129,327.34           25,556.22
     Prepaids and deposits.................     (232,168.76)         53,101.52       (1,017,323.60)
     Trade accounts payable................   (2,199,045.25)        731,333.58        1,584,548.66
     Other current liabilities.............    1,301,098.93         104,366.11          (73,994.08)
     Other non-current liabilities.........              --       1,157,520.00        1,202,037.00
                                             --------------     --------------     ---------------
Net cash provided by operating
  activities...............................    7,198,993.47      15,055,645.03       19,784,200.29
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment................................  (18,358,529.43)     (3,405,064.14)      (8,052,819.51)
Proceeds from sale of property, plant, and
  equipment................................    1,048,563.50                 --          149,565.00
Payments received on notes receivable......       28,110.68          41,198.23           45,483.00
                                             --------------     --------------     ---------------
Net cash used in investing activities......  (17,281,855.25)     (3,363,865.91)      (7,857,771.51)
FINANCING ACTIVITIES
Principal payments on revolving line of
  credit and long-term debt................   (2,445,000.00)    (11,445,000.00)     (16,530,000.00)
Proceeds from revolving line of credit and
  long-term debt...........................   19,000,000.00                 --       10,330,000.00
Purchases of common stock..................   (2,157,990.00)       (452,950.00)        (826,200.00)
Dividends paid.............................   (1,411,665.00)     (1,405,448.00)      (1,406,307.00)
Proceeds from sale of common stock.........              --         613,500.00          544,500.00
                                             --------------     --------------     ---------------
Net cash provided by (used in) financing
  activities...............................   12,985,345.00     (12,689,898.00)      (7,888,007.00)
                                             --------------     --------------     ---------------
Net increase (decrease) in cash and cash
  equivalents..............................    2,902,483.22        (998,118.88)       4,038,421.78
Cash and cash equivalents at beginning of
  year.....................................      590,904.34       3,493,387.56        2,495,268.68
                                             --------------     --------------     ---------------
Cash and cash equivalents at end of year...  $ 3,493,387.56     $ 2,495,268.68     $  6,533,690.46
                                              =============      =============      ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid during the year for:
Income taxes...............................  $ 3,501,527.00     $ 2,084,919.00     $  1,131,300.00
                                              =============      =============      ==============
Interest...................................  $ 2,639,788.00     $ 2,431,977.00     $  1,947,176.38
                                              =============      =============      ==============
Noncash investing activity:
  Deposits applied to the purchase of
     machinery and equipment...............  $ 3,499,818.57     $           --     $    362,011.50
                                              =============      =============      ==============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 1994

1. SUMMARY OF ACCOUNTING POLICIES

  Industry Segment

     Dundee Mills, Incorporated (the Company) is a leading manufacturer of towels, bedding, knitted infant wear, baby and health products.

  Accounts Receivable

     The Company manufactures and sells textile products to companies in diversified industries. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 60 days. Credit losses have been within management's expectations.

  Inventories

     Raw materials and raw material content, manufacturing costs and finishing costs of cloth inventory items are valued at the lower of cost, as determined by the last-in, first-out method, or market. Other inventories are valued at the lower of cost, as determined by the first-in, first-out method, or market.

  Property, Plant and Equipment

     The Company provides depreciation for both book and tax purposes principally using accelerated methods.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Intangibles

     The cost of intangible assets, principally cost in excess of net assets acquired, are amortized over forty years using the straight-line method. Accumulated amortization amounted to $103,139.00 and $134,874.00 at August 31, 1993 and 1994, respectively.

  Revenue Recognition

     In general, the Company recognizes revenue on product sales when the units are shipped.

  Net Income (Loss) Per Common Share

     Net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year.

  Reclassifications

     Certain 1992 and 1993 balances have been reclassified to conform with the 1994 classification.

2. INVENTORIES

     Inventories valued at cost as determined by the last-in, first-out method amounted to $56,534,734.73 and $42,556,015.96 in 1993 and 1994, respectively.
Inventories valued at cost as determined by the first-in, first-out method amounted to $4,304,435.83 and $4,171,561.33 in 1993 and 1994, respectively. If the first-in, first-

                           DUNDEE MILLS, INCORPORATED
out (FIFO) method of inventory accounting had been used by the Company for all inventories, inventories would have been $17,253,002.00 and $19,083,565.10 higher than reported in 1993 and 1994, respectively.

3. OTHER ASSETS

     Other assets are comprised of the following:

                                                                     AUGUST 31,
                                                          ---------------------------------
                                                              1993                1994
                                                          -------------       -------------
     Cash surrender value of life insurance.........      $2,067,010.51       $2,675,500.84
     Prepaid pension asset..........................         409,558.00          456,380.00
     Deposits on machinery..........................                 --          362,011.50
     Other..........................................         145,922.13          100,438.90
                                                          -------------       -------------
                                                          $2,622,490.64       $3,594,331.24
                                                           ============        ============

4. LONG-TERM DEBT

     Long-term debt is as follows:

                                                                     AUGUST 31,
                                                          ---------------------------------
                                                               1993               1994
                                                          --------------     --------------
     Industrial revenue bonds payable in annual
       principal payments of $55,000.00 on June 1,
       1997 and $110,000.00 beginning June 1, 1998,
       with interest payments due monthly at an
       adjustable rate................................    $   385,000.00     $   385,000.00
     Industrial revenue bonds payable in ten annual
       principal payments of $200,000.00 beginning
       June 1, 1991, with interest payments due
       monthly at an adjustable rate..................      1,400,000.00       1,200,000.00
     Industrial revenue bonds payable in twelve annual
       principal payments of $175,000.00 beginning May
       1, 1998, with interest payments due monthly at
       an adjustable rate.............................                --       2,100,000.00
     Industrial revenue bonds payable in ten annual
       principal payments of $300,000.00 beginning
       June 1, 1991, with interest payments due at an
       adjustable rate. This debt was retired during
       1994...........................................      2,100,000.00                 --
     Industrial revenue bonds payable in eleven annual
       principal payments of $685,000.00 beginning May
       1, 1998 and lump sum payment of $695,000.00 on
       May 1, 2009, with interest payments due monthly
       at an adjustable rate..........................                --       8,230,000.00
     Industrial revenue bonds payable in ten annual
       principal payments of $890,000.00 beginning
       June 1, 1991, with interest payments due
       monthly at an adjustable rate. This debt was
       retired during 1994............................      6,230,000.00                 --
     Revolving credit agreement, interest payments due
       monthly........................................     28,000,000.00      20,000,000.00
                                                          --------------     --------------
                                                           38,115,000.00      31,915,000.00
     Less amounts due within one year.................      9,445,000.00       8,200,000.00
                                                          --------------     --------------
                                                          $28,670,000.00     $23,715,000.00
                                                           =============      =============

                           DUNDEE MILLS, INCORPORATED

     The revolving credit agreement ("RCA") provides the Company with unsecured borrowings, under a revolving credit note ("RCN"), of up to $35,000,000.00 ($20,000,000.00 outstanding at August 31, 1994). The RCA also provides for quarterly payments of a 1/4% annual commitment fee on the average unused amount of the commitment.

     The Company is party to an interest rate swap with a decreasing notional amount equal to the outstanding balance of the RCN which changed the floating interest rate exposure on the RCN to a fixed interest rate exposure. Under this swap agreement, the Company pays a fixed interest rate of 6.1% and receives the 3 month LIBOR rate reset quarterly (3.31% and 4.56% at August 31, 1993 and 1994, respectively) on the notional amount. This interest rate swap expires in December 1996.

     The RCN matured on August 31, 1994. In accordance with the RCA, $15,000,000.00 of the RCN is eligible for a five year "term out" provision. The term out provision may be initiated, at the option of the Company by executing a term note. Upon execution of the term note, the Company would be required to make twenty quarterly principal payments of $750,000.00 each, commencing December 31, 1994, with interest due at varying dates depending on one of three variable interest charge methods (prime rate minus one-half percent per annum; LIBOR for interest periods of 30, 60 or 90 days, plus an additional one-half percent per annum; or the secondary C/D rate for interest periods of 30, 60 or 90 days, plus an additional five-eighths percent per annum) selected by the Company in accordance with the terms of the note. The Company is currently negotiating a new RCA with its lender.

     During fiscal year 1994, the Company issued two new series of industrial revenue bonds aggregating $10,330,000.00. These industrial revenue bonds effectively refinanced two of the 1990 series industrial revenue bonds totaling $8,330,000.00 at August 31, 1993. At August 31, 1994, the Company had outstanding letters of credit in the amount of $12,132,995.00 from a bank pertaining to all industrial revenue bonds outstanding and has pledged land, buildings and equipment with a net book value of approximately $10,927,230.00 as collateral. The adjustable rate industrial revenue bonds bear interest at a floating rate determined by the Remarketing Agents as defined in the respective Indentures of Trust (approximately 2.7% and 3.25% at August 31, 1993 and 1994, respectively).

     The revolving credit agreement and industrial revenue bonds contain various restrictions relating to, among other things, net working capital, debt to equity and fixed charges ratios and maintenance of net worth of at least $100,000,000.00. At August 31, 1993 and 1994, the Company was not in compliance with the fixed charges coverage ratio. However, the Company has obtained waivers on this covenant from its lender through September 1, 1995.

     Maturities of long-term debt are as follows: $8,200,000.00 in 1995; $8,200,000.00 in 1996; $4,255,000.00 in 1997; $1,170,000.00 in 1998;
$1,170,000.00 in 1999; and $8,920,000.00 thereafter.

     The fair value of the Company's long-term debt was estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Based on these analyses, the fair value of the Company's long-term debt does not significantly differ from its carrying value.

5. INCOME TAXES

     Effective September 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). Although permitted under the new rules, prior year's financial statements have not been restated.

     The cumulative effect of adopting SFAS 109 as of September 1, 1993 was to reduce net income by $193,208.00 ($4.12 per common share). The current year effect of adopting SFAS 109 was not material.

                           DUNDEE MILLS, INCORPORATED

     The components of income tax expense (benefit) for the years ended August 31, excluding the cumulative effect of change in accounting principles, are as follows:

                                                1992              1993               1994
                                              (DEFERRED         (DEFERRED         (LIABILITY
                                               METHOD)           METHOD)           METHOD)
                                            -------------     -------------     --------------
    Current:
    Federal...............................  $3,637,000.00     $1,259,000.00     $   805,757.00
    State.................................     577,000.00        148,000.00          (3,860.00)
                                            -------------     -------------     --------------
                                             4,214,000.00      1,407,000.00         801,897.00
    Deferred benefit......................    (226,000.00)      (762,000.00)     (1,390,593.00)
                                            -------------     -------------     --------------
                                            $3,988,000.00     $  645,000.00     $  (588,696.00)
                                             ============      ============      =============

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax liabilities and assets as of August 31, 1994 are as follows:

    Deferred tax assets:
      Supplemental executive retirement plan..............................  $  896,632.00
      Alternative minimum tax carryforward................................     805,757.00
      Bad debt reserve....................................................      38,000.00
      Net operating loss carryforward.....................................      25,600.00
      Fixed assets........................................................         125.00
                                                                            -------------
    Total deferred tax assets.............................................   1,766,114.00
    Deferred tax liabilities:
      Inventory...........................................................   1,207,411.00
      Pension.............................................................     173,424.00
                                                                            -------------
    Total deferred tax liabilities........................................   1,380,835.00
                                                                            -------------
    Net deferred tax assets...............................................  $  385,279.00
                                                                             ============

     No valuation allowance was provided for deferred tax assets as realization of such assets is more likely than not.

     Deferred income tax benefit under the provisions of APB No. 11 resulted from the following:

                                                                   1992           1993
                                                               ------------   ------------
     Supplemental Executive Retirement Plan..................  $(226,000.00)  $(440,000.00)
     Alternative minimum tax carryforward....................            --    (273,000.00)
     Pension.................................................            --    (253,000.00)
     Fixed assets............................................            --     133,000.00
     Tax accruals............................................            --      58,000.00
     Other...................................................            --      13,000.00
                                                               ------------   ------------
                                                               $(226,000.00)  $(762,000.00)
                                                                ===========    ===========

                           DUNDEE MILLS, INCORPORATED

     The reasons for the difference between total tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows:

                                                       1992           1993           1994
                                                   -------------   -----------   ------------
     Tax at statutory rates......................  $3,549,769.00   $514,953.00   $(644,688.00)
     State income taxes net of Federal benefit...     351,785.00     49,941.00     (75,845.00)
     Non-deductible insurance premiums...........             --            --     113,888.00
     Depreciation................................      63,700.00     63,700.00             --
     Other items.................................      22,746.00     16,406.00      17,949.00
                                                   -------------   -----------   ------------
                                                   $3,988,000.00   $645,000.00   $(588,696.00)
                                                    ============    ==========    ===========

6. BENEFIT PLANS

     Two Company sponsored qualified noncontributory defined benefit pension plans cover substantially all employees. In addition, an unfunded nonqualified defined benefit plan covers certain management personnel. For both the qualified and nonqualified plans, benefits are based on years of service and the employee's three highest years of compensation during the last five years of employment. In addition, contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. For the qualified plans, the Company's funding policy is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plans' members and to keep the plans actuarially sound. The non-qualified plan is unfunded.

     A summary of the components of net periodic pension cost for the qualified pension plans for the years ended August 31, 1992, 1993 and 1994 is as follows:

                                               1992               1993               1994
                                          --------------     --------------     --------------
    Service cost -- benefits earned
      during the period.................  $ 1,119,585.00     $ 1,247,993.00     $ 1,136,026.00
    Interest cost on projected benefit
      obligation........................    2,842,088.00       3,015,717.00       2,931,874.00
    Actual return on plan assets........   (3,773,255.00)     (3,233,107.00)     (3,409,306.00)
    Net amortization and deferral.......      415,630.00        (364,791.00)       (425,040.00)
                                          --------------     --------------     --------------
    Total pension expense...............  $   604,048.00     $   665,812.00     $   233,554.00
                                           =============      =============      =============

     The following table sets forth the funded status of the qualified plans and amounts recognized in the balance sheet.

                                                                          AUGUST 31,
                                                               ---------------------------------
                                                                    1993               1994
                                                               --------------     --------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
     of $32,419,070.00 in 1993 and $32,021,509.00 in 1994....  $33,166,017.00     $32,710,266.00
                                                                =============      =============
Projected benefit obligation.................................  $39,025,796.00     $38,914,007.00
Plan assets at fair value....................................   43,754,950.00      42,944,999.00
                                                               --------------     --------------
Funded status -- plan assets in excess of projected benefit
  obligation.................................................  $ 4,729,154.00     $ 4,030,992.00
                                                                =============      =============

                           DUNDEE MILLS, INCORPORATED

                                                                          AUGUST 31,
                                                               ---------------------------------
                                                                    1993               1994
                                                               --------------     --------------
Comprised of:
  Prepaid pension expense....................................  $   462,965.00     $   509,787.00
  Unrecognized net gain......................................    2,063,467.00       1,588,552.00
  Unrecognized prior service cost............................     (157,394.00)       (169,285.00)
  Unrecognized net gain at September 1, 1987, net of
     amortization............................................    2,360,116.00       2,101,938.00
                                                               --------------     --------------
                                                               $ 4,729,154.00     $ 4,030,992.00
                                                                =============      =============

     Substantially all of the plans' assets at August 31, 1994 are invested in United States Government Agency securities, insurance contracts and general obligation and revenue bonds of municipalities and political subdivisions.

     A summary of the components of net periodic cost for the nonqualified pension plan for the years ended August 31, 1993 and 1994 is as follows:

                                                                 1993              1994
                                                             -------------     -------------
    Service cost -- benefits earned during the period......     343,716.00        322,448.00
    Interest cost on projected benefit obligation..........     423,306.00        489,091.00
    Net amortization and deferral..........................     390,498.00        390,498.00
                                                             -------------     -------------
    Total pension expense..................................  $1,157,520.00     $1,202,037.00
                                                              ============      ============

     The following table sets forth the amounts recognized in the balance sheet for the nonqualified plan.

                                                                      AUGUST 31,
                                                            -------------------------------
                                                                 1993             1994
                                                            --------------   --------------
     Actuarial present value of benefit obligations:
       Accumulated benefit obligation, including vested
          benefits of $4,042,715.00 in 1993 and
          $4,533,661.00 in 1994...........................  $ 4,100,117.00   $ 4,616,763.00
                                                             =============    =============
     Projected benefit obligation.........................  $ 6,003,837.00   $ 6,663,943.00
     Plan assets at fair value............................              --               --
                                                            --------------   --------------
     Funded status -- projected benefit obligation in
       excess of plan assets..............................  $(6,003,837.00)  $(6,663,943.00)
                                                             =============    =============
     Comprised of:
       Accrued pension expense............................  $(1,157,520.00)  $(2,359,557.00)
       Unrecognized net loss..............................     (289,201.00)     (137,768.00)
       Unrecognized net loss at September 1, 1993, net of
          amortization....................................   (4,557,116.00)   (4,166,618.00)
                                                            --------------   --------------
                                                            $(6,003,837.00)  $(6,663,943.00)
                                                             =============    =============

     Assumptions used in accounting for the pension plans were:

                                                                     1992     1993     1994
                                                                     ----     ----     ----
     Weighted-average discount rates...............................     8%      8%     8.25%
     Rates of increase in compensation levels......................     6%      6%     5.25%
     Expected long-term rates of return on assets..................     8%      8%        8%

     During 1993, the Company began sponsoring a defined contribution profit sharing plan for substantially all salaried and hourly employees. Voluntary employee contributions are based upon a percentage of each employee's compensation. The Company matches a percentage, as defined, of each eligible employee's

                           DUNDEE MILLS, INCORPORATED
voluntary contributions up to a specified limit. The cost of the plan was $276,923.26 and $318,872.07 for the years ended August 31, 1993 and 1994, respectively.

7. PURCHASE COMMITMENTS

     To ensure procurement of raw cotton inventory, it is the Company's policy to execute non-cancellable purchase contracts with certain vendors. Such contracts allow for the future delivery to the Company of raw cotton inventory at current market prices. As of August 31, 1994, the Company is obligated to purchase 117,064 bales of cotton through July 1995 at an aggregate cost approximating $41,610,000.00 with a market value in excess of commitment value. In connection with the raw cotton purchase contracts, the Company is potentially exposed should a vendor fail to deliver the product. In this event, the Company would be required to replace such amount of raw cotton at the current market price, which may be higher or lower than the existing commitment.

8. PREFERRED STOCK

     There are 9,000 authorized shares of preferred stock ($100 par value), 7% cumulative, none of which were outstanding at August 31, 1994.

9. SUBSEQUENT EVENT

     On February 6, 1995, the Board of Directors of the Company approved a Merger Agreement, subject to shareholder approval, in which Springs Industries, Inc. would exchange common stock and cash for all of the issued and outstanding common stock of the Company. Upon approval of the merger by the shareholders, the Company will pay $2,168,000 to certain officers of the Company.

                           DUNDEE MILLS, INCORPORATED

                           BALANCE SHEETS (UNAUDITED)

                                                                        DECEMBER 31,
                                                             -----------------------------------
                                                                  1993                1994
                                                             ---------------     ---------------
                                             ASSETS
Current assets:
  Cash and cash equivalents................................  $  2,750,688.27     $  2,360,074.09
  Trade accounts receivable, less allowance for doubtful
     accounts of $100,000.00 in 1993 and in 1994...........    44,818,586.04       45,276,315.51
Inventories:
  Finished and greige goods................................    46,919,642.73       43,460,623.96
  Stock in process.........................................     3,306,828.00        2,924,909.00
  Raw materials............................................     2,898,938.00        2,973,216.00
  Supplies and noncloth inventory items....................     4,304,435.83        4,350,628.33
                                                             ---------------     ---------------
                                                               57,429,844.56       53,709,377.29
  Refundable income taxes..................................     1,318,534.64                  --
  Other current assets.....................................       804,279.58          845,066.12
                                                             ---------------     ---------------
Total current assets.......................................   107,121,933.09      102,190,833.01
Property, plant, and equipment on the basis of cost:
  Land.....................................................     1,829,689.38        1,698,389.95
  Buildings and improvements...............................    50,594,086.41       51,434,650.45
  Machinery and equipment..................................    63,663,524.37       65,998,812.84
  Furniture and fixtures...................................     3,609,791.54        3,857,435.37
                                                             ---------------     ---------------
                                                              119,697,091.70      122,989,288.61
  Less allowances for depreciation and amortization........    59,804,569.00       65,334,195.00
                                                             ---------------     ---------------
Total property, plant and equipment........................    59,892,522.70       57,655,093.61
Other assets...............................................     3,363,771.34        3,035,231.43
Deferred income taxes......................................       447,492.00          937,225.00
Intangibles................................................     1,155,689.82        1,123,954.82
                                                             ---------------     ---------------
                                                             $171,981,408.95     $164,942,337.87
                                                              ==============      ==============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...................................  $  8,060,279.46     $  8,238,054.98
  Salaries, wages and commissions..........................     1,855,569.95        1,238,794.63
  Withholding and payroll taxes............................       827,503.09          979,990.07
  Deferred income taxes....................................       989,275.00          605,419.00
  State and local taxes....................................        41,589.75          553,830.19
  Other liabilities........................................     1,038,590.92        1,123,344.75
  Current portion of long-term debt........................     9,445,000.00        8,200,000.00
                                                             ---------------     ---------------
Total current liabilities..................................    22,257,808.17       20,939,433.62
Long-term debt, less current portion.......................    24,670,000.00       19,715,000.00
Supplemental executive retirement plan liability...........     1,558,199.00        2,759,557.00
Stockholders' equity:
  Common stock, par value $25.00 a share:
     Authorized -- 200,000 shares 46,946 shares issued in
       1993, 46,728 shares issued in 1994..................     1,173,650.00        1,168,200.00
  Retained earnings........................................   122,321,751.78      120,360,147.25
                                                             ---------------     ---------------
                                                              123,495,401.78      121,528,347.25
                                                             ---------------     ---------------
                                                             $171,981,408.95     $164,942,337.87
                                                              ==============      ==============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                        FOUR MONTHS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                      1993             1994
                                                                 --------------   --------------
Net sales......................................................  $85,107,326.17   $90,362,986.91
Cost of goods sold.............................................   74,231,672.50    77,263,043.26
                                                                 --------------   --------------
                                                                  10,875,653.67    13,099,943.65
Expenses:
  Selling......................................................    4,550,116.55     4,759,339.81
  General and administrative...................................    4,608,310.78     5,315,873.60
                                                                 --------------   --------------
                                                                   9,158,427.33    10,075,213.41
                                                                 --------------   --------------
                                                                   1,717,226.34     3,024,730.24
Other income...................................................      137,676.39       426,876.17
                                                                 --------------   --------------
                                                                   1,854,902.73     3,451,606.41
Other deductions:
  Interest.....................................................      601,320.66       547,088.41
  Other........................................................    1,323,358.38     1,109,512.25
                                                                 --------------   --------------
                                                                   1,924,679.04     1,656,600.66
                                                                 --------------   --------------
(Loss) income before income taxes and cumulative effect of
  accounting change............................................      (69,776.31)    1,795,005.75
Income taxes (credit)..........................................      (21,665.00)      729,803.00
                                                                 --------------   --------------
(Loss) income before cumulative effect of accounting change....      (48,111.31)    1,065,202.75
Cumulative effect of accounting change.........................     (193,208.00)              --
                                                                 --------------   --------------
Net (loss) income..............................................  $  (241,319.31)  $ 1,065,202.75
                                                                  =============    =============
Weighted average number of shares outstanding..................          46,946           46,791
                                                                  =============    =============
Per share data:
  (Loss) income before cumulative effect of accounting
     change....................................................  $        (1.02)  $        22.77
  Cumulative effect of accounting change.......................           (4.12)              --
                                                                 --------------   --------------
Net (loss) income per common share.............................  $        (5.14)  $        22.77
                                                                  =============    =============
Dividends paid.................................................  $         4.00   $         4.00
                                                                  =============    =============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                         FOUR MONTHS ENDED
                                                                           DECEMBER 31,
                                                                   -----------------------------
                                                                       1993            1994
                                                                   -------------   -------------
OPERATING ACTIVITIES
Net (loss) income................................................  $ (241,319.31)  $1,065,202.75
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Cumulative effect of accounting change.........................     193,208.00              --
  Depreciation and amortization..................................   3,813,103.00    3,512,277.81
  Provision for deferred income tax..............................    (463,531.00)      53,473.00
  Changes in operating assets and liabilities:
     Trade accounts receivable...................................     538,822.85    4,667,208.15
     Inventories.................................................   3,409,326.00   (6,981,800.00)
     Refundable income taxes.....................................    (678,134.00)     822,511.46
     Other current assets........................................     118,219.23       51,877.97
     Prepaids and deposits.......................................    (741,280.70)     559,100.00
     Trade accounts payable......................................   1,668,592.94      261,819.80
     Other current liabilities...................................  (1,992,789.85)  (1,786,089.84)
     Supplemental executive retirement plan liability............     400,679.00      400,000.00
                                                                   -------------   -------------
Net cash provided by operating activities........................   6,024,896.16    2,625,581.10
INVESTING ACTIVITIES
Purchases of property, plant and equipment.......................  (1,581,692.57)  (2,526,495.47)
                                                                   -------------   -------------
Net cash used in investing activities............................  (1,581,692.57)  (2,526,495.47)
FINANCING ACTIVITIES
Principal payments on revolving line of credit and long-term debt...........................................................  (4,000,000.00)  (4,000,000.00)
Purchases of common stock........................................             --     (135,102.00)
Dividends paid...................................................    (187,784.00)    (187,100.00)
Proceeds from sale of common stock...............................             --       49,500.00
                                                                   -------------   -------------
Net cash used in financing activities............................  (4,187,784.00)  (4,272,702.00)
                                                                   -------------   -------------
Net increase (decrease) in cash and cash equivalents.............     255,419.59   (4,173,616.37)
Cash and cash equivalents at beginning of year...................   2,495,268.68    6,533,690.46
                                                                   -------------   -------------
Cash and cash equivalents at end of year.........................  $2,750,688.27   $2,360,074.09
                                                                    ============    ============

                            See accompanying notes.

                           DUNDEE MILLS, INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

     The sales of Dundee are affected by the seasonal nature of the business of its primary customers, who are in retail sales and the hospitality industry. Accordingly, Dundee experiences its highest levels of sales during its first fiscal quarter, when retailers are preparing for holiday sales. Dundee's lowest sales levels generally occur during its second fiscal quarter, when retailers clear inventory and recreational travel is down. Therefore, operating results for the four month period ended December 31, 1994, are not necessarily indicative of the results that may be expected for the year ended August 31, 1995.

2. INCOME TAXES

     Effective September 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). Although permitted under the new rules, prior year's financial statements have not been restated.

     The cumulative effect of adopting SFAS 109 as of September 1, 1993 was to reduce net income by $193,208.00 ($4.12 per common share).

3. LONG TERM DEBT

     The Company amended its revolving credit agreement, effective as of August 31, 1994, (the "Amended RCA") to provide for unsecured borrowings, under a revolving credit note ("RCN"), of up to $25,000,000.00. The commitment is, however, reduced by each payment made by the Company, unless the Company notifies the lender to the contrary. The commitment shall be reduced by the amount of such repayment, unless notification is given, until the commitment is reduced to $10,000,000.00. The RCN matures on August 31, 1997. Under the Amended RCA, $15,000,000.00 of the RCN is eligible for conversion to a five-year term loan. The term conversion provision may be initiated by the Company upon maturity, and the Company would be required to make twenty equal quarterly principal payments commencing September 30, 1997.

     The Amended RCA provides for interest at the prime rate minus one-half percent per annum or LIBOR for interest periods of 30, 60 or 90 days, plus an additional 35/100 percent per annum. However, Dundee is party to an interest rate swap with a decreasing notional amount equal to the outstanding balance of the RCN which changed the floating interest rate exposure on the RCN to a fixed interest rate exposure. Under this swap agreement, the Company pays a fixed interest rate of 6.1% and receives the 3 month LIBOR rate reset quarterly (6.5% at December 31, 1994) on the notional amount. This interest rate swap expires in December 1996.

     The amount of $8,000,000.00 has been included in current liabilities at December 31, 1994 since the Company intends to repay that amount in the next twelve month period.

4. SUBSEQUENT EVENT

     On February 6, 1995, the Board of Directors of the Company approved a Merger Agreement, subject to shareholder approval, in which Springs Industries, Inc. would exchange common stock and cash for all of the issued and outstanding common stock of the Company. Upon approval of the merger by the shareholders, the Company will pay $2,168,000 to certain officers of the Company.